Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment to the employment agreement by and between THE WARNACO GROUP, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and MARTHA J. OLSON (the “Executive”), dated as of October 31, 2011 (the “Agreement”), is made and entered into on the date written below. All definitions not defined herein have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement to ensure that Section 3(d) of the Agreement relating to the Supplemental Awards conforms with the same provision for other executive officers;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.	Section 3(d) of the Agreement is amended by replacing such provision in its entirety with the following:

(d) Supplemental Award. During the Term beginning with fiscal year 2011, provided the Executive is employed by the Company on the applicable grant date, the Executive shall be entitled to an annual award with an aggregate grant date value equal to 10% of the sum of Base Salary plus Annual Bonus as defined in this paragraph 3(d) if the Executive will be less than less than age 60 at the end of the applicable fiscal year and 13% of such amount if the Executive will be age 60 or older by the end of the applicable fiscal year (“Supplemental Award”). For this purpose, Base Salary shall be the Base Salary paid to the Executive for the fiscal year prior to the award year and Annual Bonus shall be the annual bonus awarded to the Executive by the Board for such fiscal year. The Supplemental Award shall not be awarded to the Executive until after the determination by the Board of the Executive’s annual bonus for the prior fiscal year and 50% of the value of the Supplemental Award shall be awarded in the form of restricted shares pursuant to the applicable Stock Incentive Plan (“Career Shares”) and 50% shall be awarded in the form of a credit to a bookkeeping account maintained by the Company for the Executive’s account (the “Notional Account”). Any Career Shares awarded hereunder shall be governed by the applicable Stock Incentive Plan and, if applicable, any award agreement. For purposes of this Section 3(d), each Career Share shall be valued at the closing price of a share of the Company’s common stock (“Share”) on the date that the Supplemental Award is made. For the Notional Account, the Company shall select the investment alternatives available to the Executive under the Company’s 401(k) plan. The balance in the Notional Account shall periodically be credited (or debited) with the deemed positive (or negative) return based on returns of the permissible investment alternative or alternatives under the Company’s 401(k) plan as selected in advance by the Executive (and in accordance with the applicable rules of such plan or investment alternative) to apply to such Notional Account, with such deemed returns calculated in the same manner and at the same times as the return on such investment alternative(s). The Company’s obligation to pay the amount credited to the Notional Account, including any return thereon provided for in this Section 3(d), shall be an unfunded obligation to be satisfied from the general funds of the Company. Except as otherwise provided in Section 5 below or the applicable Stock Incentive Plan and provided that the Executive is employed by the Company on such vesting date, any Supplemental Award granted in the form of Career Shares will vest as follows: 50% of the Career Shares will vest on the earlier of the Executive’s 62nd birthday or upon the Executive’s obtaining 15 years of “Vesting Service” and 100% of the Career Shares will vest on the earliest of (i) the Executive’s 65th birthday, (ii) upon the Executive obtaining 20 years of “Vesting Service” or (iii) 10th anniversary of the date of grant. Except as otherwise provided in Section 5 below, and provided that the Executive is employed by the Company on such vesting date, any Supplemental Award granted as a credit to the Notional Account (as adjusted for any returns thereon) (“Adjusted Notional Account”)) shall vest as follows: 50% on the earlier of the Executive’s 62nd birthday or upon the Executive obtaining 5 years of “Vesting Service” and 100% on the earlier of the Executive’s 65th birthday and upon the Executive obtaining 10 years of “Vesting Service”. In addition, any unvested Adjusted Notional Account shall vest upon a Change in Control as defined in Section 1(d)(i) or (ii) hereof which also qualifies as a “change in control event” under Section 409A (“409A Change in Control Event”). For purposes of this Section 3(d), “Vesting Service” shall mean the period of time that the Executive is employed by the Company as an executive officer. Subject to Section 15(b) hereof, upon vesting the Career Shares will be delivered to the Executive in the form of Shares. The vested balance in the Adjusted Notional Account, if any, shall not be distributed to the Executive until there has been a Separation From Service or, if earlier, there has been a 409A Change in Control Event and, at such time, shall only be distributed at the earliest time that satisfies the requirements of this Section 3(d). Upon a 409A Change in Control Event, the vested Adjusted Notional Account, subject to Section 15(b) hereof, shall be paid to the Executive in a lump-sum cash payment. In addition, if the Executive’s employment is terminated for any reason, after taking into account Section 5 hereof, any unvested Supplemental Awards (whether in the form of Career Shares or the Adjusted Notional Account) shall be forfeited and any vested balance in the Adjusted Notional Account, subject to Section 15(b) hereof, shall be paid to the Executive in a cash lump-sum payment immediately following the Executive’s Separation From Service; provided, however, that if the Executive is a “specified employee” as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the regulations promulgated thereunder (“Section 409A”) as of the date of the Executive’s Separation From Service, such distribution shall not be made until the first business day of the seventh calendar month following the month in which the Executive’s Separation From Service occurs. The Executive can elect to delay the time and/or form of payment of the Adjusted Notional Account under this Section 3(d), provided such election is delivered to the Company in writing at least 12 months before the scheduled payment date for such payment and the new payment date for such payment is consistent with the applicable deferral rules under Section 409A. Upon the expiration or termination of the Term, the vesting and payment dates in this Section 3(d) (without regard to Section 5, except as otherwise expressly provided in Section 5(d) of this Agreement) and the election right in this Section 3(d) shall continue to apply to any outstanding Supplemental Award.

2.	Except as otherwise set forth herein, the Agreement continues in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written below.

THE WARNACO GROUP, INC.

By:	/s/ Helen McCluskey
Name:	Helen McCluskey
Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Martha J. Olson
Martha J. Olson

Date: March 8, 2012